EXHIBIT 11

                    Matria Healthcare, Inc. and Subsidiaries
                    Computation of Earnings (Loss) per Share

                (Amounts in thousands, except per share amounts)
                                   (Unaudited)

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                                                                     Three Months Ended June 30,   Six Months Ended June 30,
                                                                         1999         1998          1999         1998

Basic
Net earnings (loss) ..............................................   $  4,038    $ (5,295)          $  5,709   $(10,943)
Accretion on preferred stock .....................................       (110)          -               (197)         -
Preferred stock dividend requirements ............................       (800)          -             (1,449)         -
                                                                        ------    -------            --------   -------
Net earnings (loss) available to common shareholders .............   $  3,128    $ (5,295)          $  4,063   $(10,943)
                                                                      =======     ========           =======    =======
Shares:
     Weighted average number of common shares outstanding ........     36,540      36,652              36,490    36,739
                                                                      =======     =======             ======    =======

Net earnings (loss) per common share .............................   $   0.09    $  (0.14)           $   0.11   $ (0.30)
                                                                      =======     =======             =======    =======

Diluted
Net earnings (loss) available to common shareholders .............   $  3,128      (5,295)              4,063    (10,943)
Interest on convertible preferred shares                                  101           -                   -          -
                                                                      -------      -------             ------    -------
Net earnings (loss) for diluted calculation ......................   $  3,229      (5,295)              4,063    (10,943)
                                                                      =======      ======              ======    =======

Shares:
     Weighted average number of common shares outstanding ........     36,540      36,652              36,490    36,739
     Shares issuable from assumed exercise of options and warrants      1,621           -               1,068         -
     Convertible preferred stock                                        2,222           -                   -         -
                                                                       ------      ------               -----    ------
                                                                       40,383      36,652               37,558   36,739
                                                                       ======      ======               ======   ======

Net earnings (loss) per common share .............................   $   0.08       (0.14)                0.11    (0.30)
                                                                      =======      ======               ======   ======




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